Exhibit 10.2

Mr. Daniel Bernstein

Chief Executive Officer

Bel Fuse, Inc.

300 Executive Drive, Suite 300

West Orange, New Jersey

Dear Dan:

Thank you for your careful and considered planning for your transition from Chief Executive Officer (“CEO”) of Bel Fuse, Inc. (the “Company”) to Non-Executive Chairman of the Company’s Board of Directors (the “Board”), to be effective immediately following the 2025 annual meeting of the Company’s shareholders (the “Effective Date”).  This letter agreement will set forth the terms and conditions of your remaining term of employment with the Company. A separate letter between you and the Company will govern the terms of your membership on the Board from and after the Effective Date.

1.         Employment Period.  From the date hereof through the earlier of the Effective Date or your death or incapacity (the “Employment Period”), you will continue to serve as CEO of the Company with all of the duties and responsibilities attendant to such position. During the Employment Period, you shall continue to receive compensation and be provided perquisites and employee benefits commensurate with that which is in effect as of the date hereof. In addition, the Company will reimburse you for up to $10,000 of legal fees in connection with the review and negotiation of this letter agreement. Upon the Effective Date, without any further action necessary, you shall be deemed have resigned employment and your position as CEO of the Company, as well as any other positions you hold with the Company (other than as a member of the Board).

Your performance incentive award for 2024 will be $1,500,000, which amount will be paid 50% in cash and 50% in equity in accordance with past practice.  Such award will be made when such awards are paid to other senior executives of the Company, but no later than March 15, 2025.

For 2025, your target performance incentive award will be $900,000 (that is, 150% of your current annual base salary).  The actual amount of such performance incentive award, as determined by the Compensation Committee of the Board, will be based on the Company’s performance during the entire 2025 year and will be prorated based on the period from January 1, 2025 through the later of the Effective Date or June 30, 2025. The percentage achievement of your 2025 target performance incentive will be identical to the percentage achievement of the then current CEO’s 2025 target performance incentive, up to your maximum percentage of 150%.  Such bonus will be paid in 2026 (50% in cash and 50% in shares of the Company’s Class B stock in accordance with the manner that performance incentive awards are paid to other senior executive officers subject to the following paragraph) when such awards are paid to other senior executive officers of the Company, but in no event later than March 15, 2026.

All outstanding stock awards granted to you will continue to vest during the Employment Period and during your service as a member of the Board; provided, however, that all such awards granted to you with respect to your employment with the Company that are outstanding as of the expiration of the Transition Period (defined below), including the awards for 2024 and 2025 set forth above, shall, to the extent not then vested, vest upon the two-year anniversary of the Effective Date.

2.         Accrued Obligations. Following expiration of the Employment Period, you (or your estate in the event of your death) shall be entitled to the following:

(i)        All accrued but unpaid salary and, to the extent provided by Company policy, accrued but unused paid time-off;

(ii)       Reimbursement for unreimbursed business expenses properly incurred by you prior to the Effective Date;

(iii)      Such employee benefits, if any, to which you or your dependents may be entitled under the Company’s employee benefit plans, including without limitation health continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);

(iv)      You shall be entitled to the benefits payable to you under the Company’s Supplemental Executive Retirement Plan (the “SERP”). Any required notice period by you under the SERP is waived.

3.         Transition Services.  In addition to your duties as CEO, during the Employment Period and through the Transition Period, you agree to assist the Company in the transition of your duties and responsibilities as CEO to your successor by (i) providing the Company with assistance to ensure a smooth and effective transition of your duties and responsibilities as CEO to the successor CEO, (ii) mentoring the successor CEO, (iii) serving as a liaison between the Board and the successor CEO, and (iv) providing such other services as may be reasonably requested by the successor CEO or the Board in connection with the transition (collectively, the “Transition Services”). Notwithstanding anything contained herein to the contrary, it is our mutual intent that you not perform Transition Services at a level that exceeds 20% of the average level of services you provided as CEO during the 36-month period preceding the Effective Date. For avoidance of doubt, in no event shall your services as a director of the Board be considered Transition Services.

4.         Transition Pay and Benefits.  In consideration of your continued services during the Employment Period and the Transition Services, and the other terms and conditions of this letter agreement, the Company agrees to provide you with the following payments and benefits, provided that you comply with the terms of this letter agreement, including paragraphs 5, 6 and 7 below, and further subject to your execution and non-revocation of a release of claims in substantially the draft form provided to you (the “Release”) within thirty (30) days following the Effective Date:

(a)        Commencing on the Effective Date and continuing until the one-year anniversary of the Effective Date (the “Transition Period”), the Company will pay you, as transition pay, $510,000, which amount will be paid ratably in accordance with the Company’s regular payroll practices (the “Transition Payments”). For avoidance of doubt, you will not be an employee or officer of the Company from and after the Effective Date.  Transition Payments will continue to be made to your estate in the event of your death before the Transition Period expires. Notwithstanding the foregoing, no Transition Payments will be made until the Release becomes effective, but the first installment of Transition Payments shall include all installments that would have been made had such installments begun with the pay period immediately following the Effective Date.

(b)       Provided that you timely elect health continuation coverage under the Company’s group health plan pursuant COBRA, the Company will promptly reimburse you on a monthly basis for the difference between the monthly COBRA premium paid by you for such coverage and the monthly premium amount paid for such coverage by similarly situated active executives. You will be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of COBRA coverage; and (ii) the date you are no longer eligible to receive COBRA continuation coverage. If you maintain COBRA coverage through the expiration of such 18-month period, the Company will continue such coverage for up to an additional six months either by continuing coverage on the same terms as COBRA or by reimbursing you for coverage that is as comparable as possible under a health policy owned by you (taking into account Medicare coverage).  Notwithstanding the foregoing, if such reimbursements by the Company would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the Company may provide such coverage in a manner as is necessary to comply with the ACA.

(c)       To the extent not vested as of the Effective Date, all of your then outstanding stock awards shall continue to vest in accordance with their terms subject to your continued services as provided by this letter agreement during the Transition Period and as a director of the Board following the Effective Date.

5.         Confidential Information.

You understand and agree that during your employment with the Company you have had and will continue to have access to and/or possession of “Confidential Information” (as defined below), that you will be entrusted with business opportunities of the Company, and that you will be in a position to develop business goodwill on behalf of the Company.  For purposes of this letter agreement, “Confidential Information” includes, but is not limited to:

(i)        Technologies developed by the Company or any of its parents, subsidiaries, divisions or affiliates (collectively, “Company Entities”) and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by you, individually or in conjunction with others, during your employment;

(ii)       Trade secrets;

(iii)      All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by you individually or in conjunction with others during the course of your employment with the Company (whether during business hours or otherwise and whether on any Company Entity premises or otherwise) that relate to the Company Entities or their trade secrets, products or services;

(iv)      Customer lists and prospect lists developed by any Company Entity;

(v)       Information regarding any Company Entity’s customers which you acquired as a result of your employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by any Company Entity to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(vi)      Information related to any Company Entity’s trade secrets, products or services, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of any Company Entity;

(vii)     Training materials developed by and utilized by any Company Entity; and

(viii)    Any other information that you acquired as a result of your employment with the Company and which the Company Entities would not want disclosed to a business competitor or to the general public.

You understand and acknowledge that such Confidential Information gives the Company Entities a competitive advantage over others who do not have the information, and that the Company Entities would be irreparably harmed if the Confidential Information were disclosed.

For purposes of this letter agreement, Confidential Information shall not include information that: (i) prior to disclosure, is or was known or generally available to the public; (ii) after disclosure, becomes known to the public through no act or omission by you or any other person or entity with an obligation of confidentiality to any Company Entity; (iii) is or was independently developed by you, without the use of or reference to Confidential Information of any Company Entity; or (iv) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided however, you shall advise the Company of such required disclosure promptly upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist you in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure, to the extent not prohibited by law, court order or the direction of a government official).

You acknowledge receipt of the following notice under the Defend Trade Secrets Act:  An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

You agree that you shall hold all Confidential Information of the Company Entities in trust for the Company Entities and shall not during or after your employment terminates for any reason:  (i) use the information for any purpose other than the benefit of the Company Entities; or (ii) disclose to any person or entity any Confidential Information of the Company Entities except as authorized during your employment with the Company to perform services on behalf of the Company.  You will also take reasonable steps to safeguard such Confidential Information in your possession or control to prevent its disclosure to unauthorized persons. Notwithstanding the foregoing, nothing in this letter agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, nor prohibit or restrict you from, without notice to the Company, (i) initiating communications directly with or providing information to, responding to an inquiry from, or providing testimony before, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization, or any other federal or state regulatory authority, or (ii) otherwise engaging in activity protected by applicable whistleblower laws.

6.         Non-Competition, Non-Solicitation Covenants.  In consideration for (i) the Company’s promise to provide Confidential Information to you and your return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to you, (iii) the compensation and other benefits provided by the Company to you, and (iv) the Company’s employment of you as CEO, and to protect the Company’s Confidential Information, customer relationships, and goodwill, you agree as follows:

(a)       Non-Competition. During your employment and for a period of twelve months following the termination of your employment, regardless of the reason for such termination (the “Restricted Period”), you shall not, anywhere in the world, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the business(es) conducted by the Company or any other Company Entity during your employment or with respect to which the Company or any other Company Entity has or had under development during the Employment Period; provided, that your passive ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate the foregoing restriction.

(b)      Non-Solicitation of Service Providers, Customers.  During your employment and during the Restricted Period, other than in connection with your duties as CEO or as a director of the Board, you shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i)        solicit, hire, recruit or attempt to persuade any person to terminate or materially diminish such person’s employment with or engagement by the Company or any Company Entity, regardless of whether or not such person is an employee or contractor, whether such person is full-time or part-time, whether or not such employment is pursuant to a written agreement or is at-will, and whether or not you initiated the discussion or sought out the contact; or

(ii)       solicit, contact or attempt to persuade any current or prospective customer of the Company, in each case with respect to which you had business contact or accessed Confidential Information during your employment, to terminate or materially alter such customer’s or prospective customer’s relationship with the Company; or

(iii)      solicit or assist in the solicitation of any current or prospective customer, in each case with respect to which you had business contact or accessed Confidential Information during your employment, to induce or attempt to induce any such customer or prospective customer to purchase or contract for any Competing Services. “Competing Services” means any product, service, or process or the research or development thereof, of any person or entity other than the Company or any Company Entity that directly competes, in whole or part, with a product, service, or process, including the research and development thereof, of the Company.

7.         Non-Disparagement. You agree and covenant that you will not, during your employment with the Company and for twelve (12) months following the later of the date you cease to be a member of the Board or your termination of employment with the Company, make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Entities or their businesses, or any of their employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties that could materially affect the business of the Company or the reputation of the Company or such individuals. The Company agrees and covenants that it will instruct the Company’s named executive officers and the members of the Board (in each case as of the date of this letter agreement) not to at any time during which the preceding sentence is in effect make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning you that could materially affect your reputation. This paragraph does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, including your right to engage in protected activity under the National Labor Relations Act, government whistleblower programs and whistleblowing statutes or regulations.

8.         Remedies.

(a)       You acknowledge that, in view of the nature of the business of the Company Entities and your position with the Company, the restrictions contained in paragraphs 5, 6 and 7 of this letter agreement, are reasonable and necessary to protect the legitimate business interests of the Company Entities, including their Confidential Information and goodwill, and that any violation of paragraphs 5, 6 or 7 of this letter agreement will result in irreparable injury to the Company Entities.  Accordingly, in the event of a breach or threatened breach by you of paragraphs 5, 6 or 7 of this letter agreement, the Company may seek a temporary restraining order and injunctive relief restraining you from the commission of any breach (without being obligated to post a bond or other collateral). Nothing contained in this letter agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.  Notwithstanding the foregoing, or any other provision of this letter agreement to the contrary, monetary damages under this paragraph 8 relating to a breach of paragraphs 6 or 7 of this letter agreement shall be limited to the amounts paid or payable under paragraph 4 of this letter agreement. The existence of any claim or cause of action by you against the Company, whether predicated on this letter agreement or otherwise, shall not constitute a defense to the enforcement by the Company of paragraphs 5, 6 and 7 of this letter agreement.

(b)      You acknowledge that the restrictions imposed by this letter agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof.  You acknowledge that the scope and duration of the restrictions contained herein are necessary and reasonable in light of your position with the Company, your reputation in the markets for the Company’s business and your relationship with the suppliers, customers and clients of the Company obtained through your employment with the Company.  Nonetheless, the courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.  For purposes of paragraph 6, the Restricted Period shall not expire and shall be tolled during any period in which you are in violation of paragraph 6, and therefore such Restricted Period under paragraph 6 shall be extended for a period equal to the duration of my violations thereof.

(c)      You acknowledge and agree that the foregoing restrictions of paragraphs 5, 6 and 7 of this letter agreement (i) are supported by valuable consideration; (ii) do not impose any restraint that is greater than is required for the protection of the Company and the other Company Entities; (iii) does not and will not impose an undue hardship on you; and (iv) impose only those restrictions that are appropriate in light of the valuable consideration given in support of this letter agreement.  You further acknowledge and confirm that you have been represented by counsel in reviewing, negotiating and accepting all terms and conditions of this letter agreement, including in particular the restrictions set forth in paragraphs 5, 6 and 7 of this letter agreement.

9.         Clawback Provisions. You acknowledge and agree that you are bound by the Company’s Compensation Recovery Policy dated October 25, 2023, as the same may be modified or amended as required by law or an applicable rule promulgated by the securities exchange on which the Company’s stock is listed.

10.       Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

11.       Section 409A.  The intent of the parties is that payments and benefits under this letter agreement be exempt from, or comply with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance of the Department of Treasury and the Internal Revenue Service promulgated thereunder (collectively, “Section 409A”), and accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be exempt therefrom or in compliance therewith. Each installment payment hereunder shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2). If you are a “specified employee” on the date of your “separation from service” (as such terms are defined under Section 409A) and if any portion of the Transition Payments or other amounts or benefits payable under paragraph 5 hereof would be considered “deferred compensation” under Section 409A, all such Transition Payments or other amounts or benefits (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v) or satisfy another exception under Section 409A) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your separation from service.

12.       Governing Law; Jurisdiction.  This letter agreement shall be construed in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this letter shall be brought only in a state or federal court located in the State of New Jersey.  The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13.       Entire Agreement.  This letter agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all agreements and understandings (whether oral or written) between the parties hereto concerning the subject matter hereof.  This letter agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

14.         Counterparts. This letter agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Kindly sign your name at the end of this letter agreement to signify your understanding and acceptance of these terms.

Dan, on behalf of the Board, we thank you for your many years of dedicated service and excellent leadership.

Very truly yours,

/s/ Lynn Hutkin

Lynn Hutkin

Vice President of Financial Reporting and Investor Relations

Agreed and accepted:

/s/ Daniel Bernstein

Daniel Bernstein

Dated: February 3, 2025

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